As filed with the Securities and Exchange Commission on November 15,  2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CBTX, INC.

(Exact name of registrant as specified in its charter)

Texas	20-8339782
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

9 Greenway Plaza, Suite 110 Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

CBTX, Inc. 2017 Omnibus Incentive Plan

CBFH, Inc. 2014 Stock Option Plan

VB Texas, Inc. 2006 Stock Option Plan

(Full title of the plans)

Robert R. Franklin, Jr.

Chairman, President and Chief Executive Officer

9 Greenway Plaza, Suite 110

Houston, Texas 77046

(713) 210-7600

(Name, address, and telephone number, including area code, of agent for service)

With a copy to:

Justin M. Long, Esq. and Michael G. Keeley, Esq.

Norton Rose Fulbright US LLP

98 San Jacinto Blvd., Suite 1100

Austin, TX 78701

(512) 474-5201

(512) 536-4598 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share
CBTX, Inc. 2017 Omnibus Incentive Plan	660,000	(2)	$28.52	(5)	$18,823,200	$2,343.49
CBFH, Inc. 2014 Stock Option Plan	168,000	(3)	$18.85	(6)	$3,166,800	$394.27
VB Texas, Inc. 2006 Stock Option Plan	157,314	(4)	$10.46	(6)	$1,645,505	$204.87
Total	985,314				$23,635,505	$2,942.63

(1)                                  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the CBTX, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”), the CBFH, Inc. 2014 Stock Option Plan (the “2014 Plan”), and the VB Texas, Inc. 2006 Stock Option Plan (the “2006 Plan,” and together with the 2014 Plan and the 2017 Plan, the “Plans”) as a result of any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transactions or events involving the registrant.

(2)                                  Represents 600,000 shares of CBTX, Inc.’s common stock, $0.01 par value per share (the “Common Stock”) available for grants under the 2017 Plan and 60,000 shares of Common Stock that may again become available for delivery with respect to awards under the 2017 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2017 Plan.  These share numbers take into account the 2-for-1 stock split effective October 13, 2017.

(3)                                  Represents 168,000 shares of Common Stock available for issuance under outstanding stock options granted under the 2014 Plan.  These share numbers take into account the 2-for-1 stock split effective October 13, 2017.

(4)                                  Represents 157,314 shares of Common Stock available for issuance under outstanding stock options granted under the 2006 Plan.  These share numbers take into account the 2-for-1 stock split effective October 13, 2017.

(5)                                  Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the registration fee was computed on the basis of the average of the high and low prices of the registrant’s Common Stock on the NASDAQ on November 8, 2017.

(6)                                  Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose calculating the registration fee. The price per share represents the weighted average exercise price for outstanding options under the 2014 Plan and the 2006 Plan, respectively as indicated.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified by Part I, Items 1 and 2, of this Registration Statement on Form S-8 (this “Registration Statement”) have been or will be delivered to participants in the Plans, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission.

Item 1.   Plan Information.

Not required to be filed with this Registration Statement.

Item 2.   Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents, which have been filed by CBTX, Inc. (the “Company”) with the Commission pursuant to the Securities Act with respect to (a) below and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to (b) below are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)          the Company’s prospectus included in the Company’s Registration Statement on Form S-1 (File No. 333-220930), as amended, which includes audited financial statements for the Company’s latest fiscal year; and

(b)           the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 6, 2017 (File No. 001-38280), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than the portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interest of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Texas Business Organizations Code (the “TBOC”) permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interests of the corporation and, in all other cases, that the person’s conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. The Company’s amended and restated certificate of formation provides that the Company’s directors are not liable to the Company or the Company’s shareholders for monetary damages for an act or omission in their capacity as a director, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to the Company or the Company’s shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

Further, the Company’s amended and restated certificate of formation and amended and restated bylaws provide that the Company must indemnify the Company’s directors and officers to the fullest extent authorized by law. The Company is also expressly required to advance certain expenses to its directors and officers. The Company may also purchase insurance on behalf of an existing or former officer, employee, director or agent against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. The Company believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

The Company has entered into indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by law and the Company’s amended and restated certificate of formation and amended and restated bylaws, including but not limited to, indemnification against expenses, judgements, fines and amounts paid in settlement actually and reasonably incurred by the officer or director in connection with a proceeding in which the officer or director is involved by reason of his or her relation to the Company.  The indemnification agreements provide for the advancement or payment of expenses to the indemnitee except where such indemnification is prohibited by applicable law, subject to reimbursement to the Company in certain circumstances.

Reference is made to Item 9 below for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

The “Exhibit Index” section of this Registration Statement is incorporated herein by reference.

Item 9.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	First Amended and Restated Certificate of Formation of CBTX, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form S-1 filed with the Commission on October 13, 2017)
4.2	Second Amended and Restated Bylaws of CBTX, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 filed with the Commission on October 13, 2017)
4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form S-1 filed with the Commission on October 13, 2017)
5.1*	Opinion of Norton Rose Fulbright US LLP
23.1*	Consent of Grant Thornton LLP
23.2*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1)
24.1*	Power of attorney (included as part of signature page to this Registration Statement)
99.1	CBTX, Inc. 2017 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Form S-1/A filed with the Commission on October 30, 2017)
99.2	CBFH, Inc. 2014 Stock Option Plan (incorporated by reference to Exhibit 10.15 to the Company’s Form S-1 filed with the Commission on October 13, 2017)
99.3	VB Texas, Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit 10.14 to the Company’s Form S-1 filed with the Commission on October 13, 2017)

*              Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 15, 2017.

CBTX, INC.

By:	/s/ Robert R. Franklin, Jr.
Name: Robert R. Franklin, Jr.
Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert R. Franklin, Jr. and Robert T. Pigott, Jr., and each of them individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Robert R. Franklin, Jr.	Chairman, President and Chief Executive Officer (Principal Executive Officer) and Director	November 15, 2017
Robert R. Franklin, Jr.

/s/ Robert T. Pigott, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	November 15, 2017
Robert T. Pigott, Jr.

/s/ Michael A. Havard	Director	November 15, 2017
Michael A. Havard

/s/ Tommy W. Lott	Director	November 15, 2017
Tommy W. Lott

/s/ Glen W. Morgan	Director	November 15, 2017
Glen W. Morgan

/s/ J. Pat Parsons	Director	November 15, 2017
J. Pat Parsons

/s/ Joe E. Penland, Sr.	Director	November 15, 2017
Joe E. Penland, Sr.

/s/ Wayne A. Reaud	Director	November 15, 2017
Wayne A. Reaud

/s/ Joseph B. Swinbank	Director	November 15, 2017
Joseph B. Swinbank

/s/ Sheila G. Umphrey	Director	November 15, 2017
Sheila G. Umphrey

/s/ John E. Williams, Jr.	Director	November 15, 2017
John E. Williams, Jr.

/s/ William E. Wilson, Jr.	Director	November 15, 2017
William E. Wilson, Jr.